Exhibit 5.1

Conner & Winters, LLP

4000 One Williams Center | Tulsa, OK 74172-0148

p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

May 23, 2013

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Re:	Form S-8 Registration Statement

Continental Resources, Inc. 2013 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as Oklahoma counsel for Continental Resources, Inc., an Oklahoma corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 9,840,036 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable under the Continental Resources, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

We have examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the Plan and all such documents, corporate records and other instruments as we have deemed necessary to express the opinion herein set forth. In rendering the opinion expressed below, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals from which all such copies were made. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have also assumed that the consideration to be received for each of the Shares will equal or exceed the par value per share of the Common Stock.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and acquired or paid for pursuant to and in accordance with the terms of the Plan and applicable authorized forms of award agreement thereunder, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Oklahoma, and we do not express any opinion herein concerning the laws of any other jurisdiction.

Dallas, TX   |   Houston, TX   |   NW Arkansas   |   Oklahoma City, OK   |   Santa Fe, NM   |   Tulsa, OK   |   Washington, DC

Continental Resources, Inc.

May 23, 2013

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Conner & Winters, LLP